Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 10, 2008, except as it relates to the effect of SFAS 160 described in Note 1, as to which the date is May 29, 2009 and except for Note 9, as to which the date is March 11, 2009 relating to the financial statements which appears in the Current Report on Form 8-K dated May 29, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario

January 22, 2010